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                                                                     Exhibit 4.9

                                 GUARANTOR NOTE

US$800,000,000                                                    March 30, 2000

            For value received, the undersigned, LOUISIANA GENERATING LLC, a Delaware limited liability company (the "Subsidiary Guarantor"), by this promissory note promises to pay to the order of NRG SOUTH CENTRAL GENERATING LLC, a Delaware limited liability company ("the Issuer"), at the office of The Chase Manhattan Bank, a bank organized and existing under the laws of the State of New York, located at 450 West 33rd Street, 15th Floor, New York, NY 10001, in lawful currency of the United States of America and in immediately available funds, the principal amount of eight hundred million dollars (US$800,000,000), or if less, the aggregate unpaid and outstanding principal amount of this Guarantor Note advanced by the Issuer to the Subsidiary Guarantor pursuant to that certain Guarantor Loan Agreement, dated as of March 30, 2000 (the "Guarantor Loan Agreement"), by and among the Subsidiary Guarantor and the Issuer, and as the same may be amended from time to time, and all other amounts owed by the Subsidiary Guarantor to the Issuer hereunder.

            This is one of the Guarantor Notes entered into pursuant to the Guarantor Loan Agreement and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in Appendix A of that certain Trust Indenture, dated as of March 30, 2000 (the "Indenture"), by and between the Issuer and The Chase Manhattan Bank, a bank organized and existing under the laws of the State of New York, as Bond Trustee.

            Reference is hereby made to the Indenture and the Security Documents for the provisions, among others, with respect to the custody and application of the Collateral, the nature and extent of the security provided thereunder, the rights, duties and obligations of the Subsidiary Guarantor and the rights of the holder of this Guarantor Note.

            The principal amount hereof is payable in accordance with the Guarantor Loan Agreement, and such principal amount may be prepaid solely in accordance with the Guarantor Loan Agreement.

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            The Subsidiary Guarantor further agrees to pay, in lawful currency of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Guarantor Loan Agreement, and the Subsidiary Guarantor agrees to pay all other amounts due, including, without limitation, fees and costs, as stated in the Guarantor Loan Agreement.

            Upon the occurrence of any one or more Guarantor Events of Default (as defined in Section 4.1 of the Guarantor Loan Agreement) all amounts then remaining unpaid under this Guarantor Note may become or be declared to be immediately due and payable as provided in the Guarantor Loan Agreement, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind, all of which are expressly waived by the Subsidiary Guarantor.

            The obligations hereunder are subject to the limitations set forth in Section 5.10 of the Guarantor Loan Agreement, the provisions of which are hereby incorporated by reference.

            THIS GUARANTOR NOTE IS A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES OF AMERICA AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).


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            IN WITNESS WHEREOF, the Subsidiary Guarantor has caused this
Guarantor Note to be duly executed.

                                        LOUISIANA GENERATING LLC


                                        By: /s/ Craig A. Mataczynski
                                            ------------------------------------
                                                Name:  Craig A. Mataczynski
                                                Title: Vice President


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